EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-1 No. 333-162350 and Form S-8 333-166327) of CryoPort, Inc. of our report dated June 21, 2010, with respect to the consolidated financial statements and schedule of CryoPort, Inc. (the “Company”) included in the Annual Report (Form 10-K) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) as of March 31, 2010 and 2009 and for the years then ended.

/s/KMJ Corbin & Company, LLP

Costa Mesa, California
June 21, 2010